Exhibit 3.2

BYLAWS

OF

IR-MED, INC.

(effective as of December 24, 2020)

As amended as of August 13, 2023

ARTICLE I

Meetings of Stockholders and Stockholder Matters

SECTION 1. Annual Meeting. An annual meeting of the stockholders of IR-Med, Inc., a Nevada corporation (hereinafter, the “Corporation”) for the election of directors to succeed only those whose terms expire in such year (the “Applicable Class”) and for the transaction of such other proper business as my properly come before the meeting shall be held at such time, date and place, either within or without the State of Nevada, as shall be designated by resolution of the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but instead shall be held solely by means of remote communication as provided under the Nevada Revised Statutes (as amended from time to time, the “NRS”).

SECTION 2. Special Meetings. Special meetings of stockholders for any purpose or purposes may be called by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. No other person(s) may call a meeting of the stockholders. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but instead shall be held solely by means of remote communication as provided under the NRS.

SECTION 3. Notice of Meetings. Written notice of each meeting of the stockholders, which shall state the time, date and place of the meeting and in the case of a special meeting, the purpose or purposes for which it is called, shall, unless otherwise provided by applicable law, the Articles of Incorporation or these bylaws, be given not less than ten (10) nor more than sixty (60) days before the date of such meeting to each stockholder entitled to vote at such meeting, and, if mailed, it shall be deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Whenever notice is required to be given, a written waiver thereof signed by the person entitled thereto, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

SECTION 4. Adjournments. Any meeting of the stockholders may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At any such adjourned meeting at which a quorum may be present, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

SECTION 5. Quorum. Except as otherwise provided by Nevada law, the Articles of Incorporation or these bylaws, at any meeting of the stockholders the holders of a majority of the shares of stock, issued and outstanding and entitled to vote, shall be present in person or represented by proxy in order to constitute a quorum for the transaction of any business. In the absence of a quorum, the holders of a majority of the shares present in person or represented by proxy and entitled to vote may adjourn the meeting from time to time in the manner described in Section 4 of this Article I.

SECTION 6. Organization. At each meeting of the stockholders, the Chairman of the Board, or in his or her absence or inability to act, the Chief Executive Officer or, in his or her absence, the President or, in his absence or inability to act, a Vice President or, in the absence or inability to act of such persons, any person designated by the Board of Directors, shall act as chairman of the meeting. The Secretary or, in his or her absence or inability to act, any person appointed by the chairman of the meeting shall act as secretary of the meeting and keep the minutes thereof. The chairman of any meeting of the stockholders shall determine the order of business and the procedures at the meeting, including such regulation of the manner of voting and the conduct of discussion as he or she deems to be appropriate. The chairman of any meeting of the stockholders shall have the power to adjourn the meeting to another place, if any, date and time. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

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SECTION 7. Notice of Stockholder Business and Nominations.

A.	Annual Meetings of Stockholders.

Nominations of persons for election to the Applicable Class of Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of the stockholders (a) pursuant to the Corporation’s notice of meeting or proxy materials with respect to such meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice thereof who is entitled to vote at the meeting, who has held continuously at least five percent (5%) or more of the outstanding shares of the Corporation’s common stock for at least one year prior to the date the Corporation receives the written notice and who complies with the notice procedures set forth in this paragraph C of Section 7.

B.	Special Meetings of Stockholders.

Only such business, as was presented before the meeting in accordance to Section 2 above, shall be conducted at a special meeting of stockholders. The notice of such special meeting shall include the purpose for which the meeting is called. Nominations of candidates for election to the Applicable Class of Board of Directors may be made at a special meeting of the stockholders. Directors may be elected only by or at the direction of the Board of Directors.

C.	Certain Matters Pertaining to Stockholder Business and Nominations.

(1) For nominations or other business to be properly brought by a stockholder before an annual meeting pursuant to clause (c) of paragraph A of this Section 7 or a special meeting pursuant to paragraph B of this Section 7, (1) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, (2.) such other business must otherwise be a proper matter for stockholder action under the NRS, (3.) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Corporation with a Solicitation Notice, as that term is defined in this paragraph C, such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of a sufficient percentage of the Corporation’s voting shares required by law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice, and (4.) if no Solicitation Notice relating thereto has been timely provided pursuant to paragraph C of this Section 6, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section.

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To be timely, a stockholder’s notice pertaining to an annual meeting shall be delivered to the Secretary at the principal executive office of the Corporation not less than ninety (90) or more than one-hundred and twenty (120) days prior to the first anniversary (the “Anniversary”) of the date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than thirty (30) days after the Anniversary, to be timely, notice by the stockholder must be so delivered not earlier than the close of business (at the principal executive office of the Corporation) on the one-hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (i) the ninetieth (90th) day prior to such annual meeting or (ii) the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. Such stockholder’s notice for an annual meeting or a special meeting shall set forth:

(a) as to each person whom the stockholder proposes to nominate for election or reelection as a director of the Corporation in accordance with the terms of these Bylaws:

(i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected);

(ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such stockholder, the beneficial owner, if any, on whose behalf any such proposal or nomination is being made, and their respective affiliates and associates, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended, if such stockholder, such beneficial owner, or any affiliate or associate thereof, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

(iii) to the extent known by the stockholder, the name and address of any other securityholder of the Corporation who owns, beneficially or of record, any securities of the Corporation and who supports any nominee proposed by such stockholder; and

(iv) the questionnaire and the representation and agreement, completed and signed by such person, as required by paragraph D of this Section 7;

(b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, including the text of any resolutions proposed for consideration, the reasons for conducting such business at the meeting, any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and to the extent known by the stockholder, the name and address of any othesecurityholder of the Corporation who owns, beneficially or of record, any securities of the Corporation and who supports any matter such stockholder intends to propose; and

(c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

(i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner;

(ii) (A) the class or series and number of shares of the Corporation’s capital stock which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of the shares of the Corporation’s capital stock or with a value derived in whole or in part from the value of any class or series of the shares of the Corporation’s capital stock, whether or not such instrument or right shall be subject to settlement in the underlying class or series of the shares of capital stock of the Corporation (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and such beneficial owner as well as any other direct or indirect opportunity for such stockholder and such beneficial owner to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Corporation, (D) any short interest in any security of the Corporation (for purposes of these Bylaws, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or beneficial owner (i) is a general partner or, (ii) directly or indirectly, beneficially owns an interest in such general partner, and (G) any performance-related fees (other than an asset-based fee) that such stockholder or beneficial owner is entitled to on any increase or decrease in the value of shares of the Corporation or Derivative Instruments as of the date of such notice, including, without limitation, any such interests held by members of such stockholder or beneficial owner’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date; provided, however, that if such date is after the date of the meeting, not later than the day prior to the meeting);

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(iii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Regulation 14A under the Exchange Act and the rules and regulations promulgated thereunder;

(iv) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and

(v) a statement of whether or not either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy, in the case of a proposal, to holders of a sufficient percentage of the Corporation’s voting shares required by law to carry the proposal or, in the case of a nomination or nominations, to holders of a sufficient percentage of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

(2) In the event the Corporation calls a special meeting of the stockholders for the purpose of electing one or more directors of an Applicable Class to the Board of Directors, any such stockholder who has held continuously at least five percent (5%) or more of the outstanding shares of the Corporation’s common stock for at least one year prior to the date the Corporation, may nominate a person or persons (as the case may be), for election to such directorship(s) as specified in the Corporation’s notice of meeting, provided, however, that the stockholder’s notice required by paragraph C(1) of this Section 7 is delivered to the Secretary at the principal executive office of the Corporation not earlier than the ninetieth (90th) day prior to such special meeting nor later than the close of business on the later of (i) the sixtieth (60th) day prior to such special meeting, or (ii) the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

D.	General.

(1) Only such persons who are nominated in accordance with the procedures set forth in this Section 7 shall be eligible to serve as directors of the Corporation and only such business brought before a meeting of the stockholders in accordance with the procedures set forth in this Section 7 shall be conducted at such meeting. Except as otherwise provided by law, the Restated Articles of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance herewith, to declare that such defective proposal or nomination shall be disregarded.

(2) For purposes of this Section 7, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3) Notwithstanding the foregoing provisions of this Section 7, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 7 shall be deemed to affect any rights (i) of the stockholders of the Corporation to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock then outstanding to elect directors under specified circumstances.

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(4) In addition to the requirements set forth elsewhere in these Bylaws, to be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver, in accordance with the time periods prescribed for delivery of notice under Section 7(C) of this Article I, to the Secretary at the principal executive office of the Corporation a completed and signed questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any other person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any other person or entity, other than the Corporation, with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation, and (iii) in such person’s individual capacity and on behalf of any other person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with, applicable law and all applicable publicly disclosed corporate governance, code of conduct and ethics, conflict of interest, corporate opportunities, trading and any other policies and guidelines of the Corporation applicable to directors.

(5) Notwithstanding the foregoing provisions of this Section 7, unless otherwise required by law, if a stockholder of the Corporation (or a qualified representative of the stockholder) does not appear in person at the annual or special meeting of the stockholders of the Corporation to make its nomination or propose any other matter, such nomination shall be disregarded and such other proposed matter shall not be transacted, even if proxies in respect of such vote have been received by the Corporation. For purposes of this Article I, to be considered a “qualified representative” of the stockholder, a person must be (i) a duly authorized officer, manager or partner of such stockholder or (ii) must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of the stockholders, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the commencement of the meeting of the stockholders.

SECTION 8. Voting; Proxies. Unless otherwise provided by NRS or in the Articles of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of capital stock which has voting power upon the matter in question held by such stockholder either (i) on the date fixed pursuant to the provisions of Section 9 of Article I of these bylaws as the record date for the determination of the stockholders to be entitled to notice of or to vote at such meeting; or (ii) if no record date is fixed, then at the close of business on the day next preceding the day on which notice is given. Each stockholder entitled to vote at any meeting of the stockholders may authorize another person or persons to act for him by proxy. Any such proxy shall be delivered to the secretary of such meeting at or prior to the time designated in the order of business for so delivering such proxies. At all meetings of the stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. On all other matters, except as otherwise required by Nevada law or the Articles of Incorporation, a majority of the votes cast at a meeting of the stockholders shall be necessary to authorize any corporate action to be taken by vote of the stockholders. Unless required by NRS, or determined by the chairman of the meeting to be advisable, the vote on any question other than the election of directors need not be by written ballot. On a vote by written ballot, each written ballot shall be signed by the stockholder voting, or by his proxy if there be such proxy, and shall state the number of shares voted.

SECTION 9. Fixing of Record Date for Stockholder Meetings. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

SECTION 10. Fixing a Record Date for Other Purposes. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

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SECTION 11. List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

SECTION 12. Inspectors. The Board of Directors may, in advance of any meeting of stockholders, appoint one or more inspectors to act at such meeting or any adjournment thereof. If the inspectors shall not be so appointed or if any of them shall fail to appear or act, the chairman of the meeting shall appoint inspectors. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. The inspectors shall determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the chairman of the meeting or any stockholder entitled to vote thereat, the inspectors shall make a report in writing of any challenge, question or matter determined by them and shall execute a certificate of any fact found by them. No director or candidate for the office of director shall act as an inspector of an election of directors. Inspectors need not be stockholders.

SECTION 13. Action Without Meeting. Any action required by statute to be taken at a meeting of the shareholders, or any action which may be taken at a meeting of the stockholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by stockholders representing a majority of shares entitled to vote with respect to the subject matter thereof and such consent shall have the same force and effect as a unanimous vote of the stockholders. The consent may be in more than one counterpart so long as each stockholder signs one of the counterparts. The signed consent, or a signed copy shall be placed in the minute book.

SECTION 14. Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 11 of this Article I, the books of the Corporation, or to vote in person or by proxy at any meeting of the stockholders.

ARTICLE II

Board of Directors

SECTION 1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not, by NRS or the Articles of Incorporation, directed or required to be exercised or done by the stockholders.

SECTION 2. Number, Qualification. The number of directors of the Corporation shall be fixed solely and exclusively from time to time by affirmative vote of a majority of the directors then in office. Initially, the number of directors shall be fixed at seven (7) directors and any increase to the number of directors shall be subject to Section 4 of this Article II.

The Board of Directors of the Corporation shall be divided into three classes, with the term of office of the first class to expire at the first annual meeting of the stockholders following the initial classification of directors and until their successors are duly elected and qualified, the term of office of the second class to expire at the second annual meeting of the stockholders following the initial classification of directors and until their successors are duly elected and qualified, and the term of office of the third class to expire at the third annual meeting of the stockholders following the initial classification of directors and until their successors are duly elected and qualified. At each annual meeting of the stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of the stockholders after their election and until their successors are duly elected and qualified, and if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy was created.

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The Chairman of the Board of Directors and any Vice Chairman appointed to act in the absence of the Chairman, if any, shall be elected by and from the Board of Directors. The Chairman shall preside at all meetings of the Board of Directors at which he or she is present and shall have such authority and perform such duties as may be prescribed by these Bylaws or from time to time be determined by the Board of Directors.

SECTION 3. Newly Created Directorships and Vacancies. Except as otherwise fixed by or pursuant to provisions of the Articles of Incorporation relating to the rights of the holders of any class or series of stock having a preference over common stock as to dividends or upon liquidation to elect additional directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any director then in office.

SECTION 4. Removal and Resignation. Any director may resign at any time upon written notice to the Corporation. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least eighty percent (~~70~~80%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote at an election of directors, voting together as a single class.

SECTION 5. Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Nevada and at such times as the Board of Directors may from time to time determine. Notice of regular meetings of the Board of Directors need not be given except as otherwise required by the NRS or these bylaws.

SECTION 6. Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Nevada whenever called by the Chairman of the Board of Directors, the President or by a majority of the entire Board of Directors.

SECTION 7. Notice of Meetings. Notice of each special meeting of the Board of Directors (and of each regular meeting for which notice shall be required) shall be given by the Secretary as hereinafter provided in this Section 7, in which notice shall be stated the time and place of the meeting. Except as otherwise required by Nevada law or these bylaws, such notice need not state the purpose(s) of such meeting. Notice of each such meeting shall be mailed, postage prepaid, to each director, addressed to such director at such director’s residence or usual place of business, by registered mail, return receipt requested delivered at least two (2) days before the day on which such meeting is to be held, or shall be sent addressed to such director at such place by electronic mail, telegraph, telex, cable or wireless, or be delivered to such director personally, by facsimile or by telephone, at least 24 hours before the time at which such meeting is to be held. A written waiver of notice, signed by the director entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Notice of any such meeting need not be given to any director who shall, either before or after the meeting, submit a signed waiver of notice or who shall attend such meeting without protesting, prior to or at its commencement, the lack of notice to him.

SECTION 8. Quorum and Manner of Acting. Except as hereinafter provided, a majority of the Board of Directors shall be present in person or by means of a conference telephone or similar communications equipment which allows all persons participating in the meeting to hear each other at the same time at any meeting of the Board of Directors in order to constitute a quorum for the transaction of business at such meeting; and, except as otherwise required by NRS, the Articles of Incorporation or these bylaws, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum at any meeting of the Board of Directors, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of the time and place of any such adjourned meeting shall be given to the directors who were not present at the time of the adjournment and, unless such time and place were announced at the meeting at which the adjournment was taken, to the other directors. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called. The directors shall act only as a Board and the individual directors shall have no power as such.

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SECTION 9. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Board of Directors.

SECTION 10. Telephonic Participation. Members of the Board of Directors may participate in a meeting of the Board by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation in such a meeting shall constitute presence in person at such meeting.

SECTION 11. Conduct of Meetings. At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine and publicized among all directors, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein, under the Restated Articles of Incorporation or required by law.

SECTION 12. Compensation. The Board of Directors or any designated committee shall have authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity, provided that directors who are serving the Corporation as employees and who receive compensation for their services as such, shall not receive any salary or other compensation for their services as directors of the Corporation.

SECTION 13. Committees. The Board of Directors, by vote of a majority of the directors then in office, may elect from its number one or more committees, including, without limitation, a an Audit Committee, Compensation Committee and a Corporate Governance and Nominating Committee, and may delegate thereto some or all of its powers except those which by law, by the Articles of Incorporation or by these bylaws may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these bylaws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings and shall report its action to the Board of Directors.

SECTION 14. Limitations on Decision Making. The following decisions shall be subject to approval of seventy percent (70%) of the Board of Directors:

(i)	Carrying on any business by the corporation other than the existing business or any material change of the corporation’s business;
(ii)	Raising capital through the sale of the corporation’s equity or equity linked securities at an effective per share price that is less than the per share price of the most recent round of financing;
(iii)	Any change to the number of directors; and
(iv)	The entering into by Corporation of an amalgamation, merger or consolidation with any other person.

ARTICLE III

Officers

SECTION 1. Number. The officers of the Corporation shall be elected by the Board of Directors and shall consist of a Chairman of the Board, a Chief Executive Officer, a President, Chief Financial Officer, Chief Technology Officer, one or more Vice Presidents, a Secretary, a Treasurer, and such other officers and assistant officers as may be deemed necessary or desirable by the Board of Directors. Any number of offices may be held by the same person. In its discretion, the Board of Directors may choose not to fill any office for any period that it may deem advisable unless otherwise required by Nevada law.

SECTION 2. Election and Term of Office. The officers of the Corporation shall be elected annually by the Board of Directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be. The Chief Executive Officer shall appoint persons to other officers as he or she deems desirable and such appointments, if any, shall serve at the pleasure of the Board of Directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

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SECTION 3. Resignations. Any officer may resign at any time upon written notice to the Corporation. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 4. Removal. Any officer or agent of the Corporation may be removed, either with or without cause, at any time, by the Board of Directors at any meeting of the Board of Directors or, except in the case of an officer or agent elected or appointed by the Board of Directors, by the Chief Executive Officer, but any such removal shall be without prejudice to the contract rights, if any, of the person so removed.

SECTION 5. Vacancies. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, may be filled for the unexpired portion of the term of the office which shall be vacant by the Board of Directors at any special or regular meeting.

SECTION 6. Powers and Duties of Executive Officers. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed in a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

SECTION 7. The Chairman of the Board. The Chairman of the Board shall, if present, preside at each meeting of the stockholders and of the Board of Directors. Such person shall perform all duties incident to the office of Chairman of the Board and such other duties as may from time to time be assigned to such person by the Board of Directors.

SECTION 8. The Chief Executive Officer. The Chief Executive Officer shall have the general and active supervision and direction over the business operations and affairs of the Corporation and over the other officers, agents and employees and shall see that their duties are properly performed. At the request of the Chairman of the Board, or in the case of his absence or inability to act, the Chief Executive Officer shall perform the duties of the Chairman of the Board and when so acting shall have all the powers of, and be subject to all the restrictions upon the Chairman of the Board. Such person shall perform all duties incident to the office of Chief Executive Officer and such other duties as may from time to time be assigned to such person by the Board of Directors.

SECTION 9. The President. The President shall have general and active supervision and direction over the business operations and affairs of the Corporation and over its several officers, agents and employees, subject, however, to the direction of the Chief Executive Officer and the control of the Board of Directors. In general, the President shall have such other powers and shall perform such other duties as usually pertain to the office of President or as from time to time may be assigned to him by the Board of Directors or the Chief Executive Officer.

SECTION 10. Vice Presidents. Each Vice President shall have such powers and perform such duties as from time to time may be assigned to him by the Board of Directors or the Chief Executive Officer.

SECTION 11. The Treasurer. The Treasurer shall (a) have charge and custody of, and be responsible for, all the funds and securities of the Corporation; (b) keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation; (c) cause all monies and other valuables to be deposited to the credit of the Corporation in such depositories as may be designated by the Board; (d) receive, and give receipts for, monies due and payable to the Corporation from any source whatsoever; (e) disburse the funds of the Corporation and supervise the investment of its funds as ordered or authorized by the Board, taking proper vouchers therefor; and (f) in general, have all the powers and perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Board of Directors or the Chief Executive Officer.

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SECTION 12. The Secretary. The Secretary shall (a) record the proceedings of the meetings of the stockholders and directors in a minute book to be kept for that purpose; (b) see that all notices are duly given in accordance with the provisions of these bylaws and as required by law; (c) be custodian of the records and the seal of the Corporation and affix and attest the seal to all stock certificates of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and affix and attest the seal to all other documents to be executed on behalf of the Corporation under its seal; (d) see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and (e) in general, have all the powers and perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board of Directors or the Chief Executive Officer.

SECTION 13. Officers’ Bonds or Other Security. The Board of Directors may secure the fidelity of any or all of its officers or agents by bond or otherwise, in such amount and with such surety or sureties as the Board of Directors may require.

SECTION 14. Compensation. The compensation of the officers of the Corporation for their services as such officers shall be fixed from time to time by the Board of Directors; provided, however, that the Board of Directors may delegate to the Chief Executive Officer or the President the power to fix the compensation of officers and agents appointed by the Chairman of the Board or the President, as the case may be. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that such person is also a director of the Corporation.

ARTICLE IV

Shares of Stock

SECTION 1. Stock Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman of the Board or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, certifying the number of shares owned by such holder in the Corporation. Any of or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may nevertheless be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

SECTION 2. Books of Account and Record of Stockholders. The books and records of the Corporation may be kept at such places, within or without the State of Nevada, as the Board of Directors may from time to time determine. The stock record books and the blank stock certificate books shall be kept by the Secretary or by any other officer or agent designated by the Board of Directors.

SECTION 3. Transfer of Shares. Transfers of shares of stock of the Corporation shall be made on the stock records of the Corporation only upon authorization by the registered holder thereof, or by his attorney hereunto authorized by power of attorney duly executed and filed with the Secretary or with a transfer agent or transfer clerk, and on surrender of the certificate or certificates for such shares properly endorsed or accompanied by a duly executed stock transfer power and the payment of all taxes thereon. Except as otherwise provided by Nevada law, the Corporation shall be entitled to recognize the exclusive right of a person in whose name any share or shares stand on the record of stockholders as the owner of such share or shares for all purposes, including, without limitation, the rights to receive dividends or other distributions, and to vote as such owner, and the Corporation may hold any such stockholder of record liable for calls and assessments and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in any such share or shares on the part of any other person whether or not it shall have express or other notice thereof. Whenever any transfers of shares shall be made for collateral security and not absolutely, and both the transferor and transferee request the Corporation to do so, such fact shall be stated in the entry of the transfer.

SECTION 4. Regulations. The Board of Directors may make such additional rules and regulations, not inconsistent with these bylaws, as it may deem expedient concerning the issue, transfer and registration of certificates for shares of stock of the Corporation. It may appoint, or authorize any officer or officers to appoint, one or more transfer agents or one or more transfer clerks and one or more registrars and may require all certificates for shares of stock to bear the signature or signatures of any of them.

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SECTION 5. Lost, Stolen or Destroyed Stock Certificates. The holder of any certificate representing shares of stock of the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of such certificate, and the Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may, in its discretion, require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient, as the Board in its absolute discretion shall determine, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate. Anything herein to the contrary notwithstanding, the Board of Directors, in its absolute discretion, may refuse to issue any such new certificate, except pursuant to judicial proceedings under the laws of the State of Nevada.

ARTICLE V

INDEMNIFICATION OF DIRECTORS AND OFFICERS

SECTION 1.	Right to Indemnification.

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article V with respect to proceedings to enforce rights to indemnification or an advancement of expenses or as otherwise required by law, the Corporation shall not be required to indemnify or advance expenses to any such Indemnitee in connection with an action, suit or proceeding (or part thereof) initiated by such Indemnitee unless such action, suit or proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

SECTION 2.	Right to Advancement of Expenses.

In addition to the right to indemnification conferred in Section 1 of this Article V, an Indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the NRS then requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2.

SECTION 3.	Right of Indemnitees to Bring Suit.

If a claim under Section 1 or 2 of this Article V is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expenses of prosecuting or defending such suit. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the NRS. In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the NRS. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the NRS, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article V or otherwise shall be on the Corporation.

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SECTION 4.	Non-Exclusivity of Rights.

The rights to indemnification and to the advancement of expenses conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Restated Certificate of Incorporation as amended from time to time, these Bylaws, any agreement, any vote of stockholders or directors as permitted by the NRS or otherwise.

SECTION 5.	Insurance.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of (i) the Corporation or (ii) another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the NRS.

SECTION 6.	Indemnity Agreements.

The Corporation may enter into indemnity agreements from time to time (i) with the persons who are members of its Board of Directors, (ii) with such officers, employees and agents of the Corporation and (iii) with such officers, directors, employees and agents of subsidiaries or affiliates of the Corporation. Such indemnity agreements may provide in substance that the Corporation will indemnify such persons to the full extent as contemplated by this Article V or permitted by law and the Restated Articles of Incorporation, and may include any other substantive or procedural provisions regarding indemnification as are not inconsistent with the laws of the State of Nevada. The provisions of such indemnity agreements shall prevail to the extent that they limit or condition or differ from the provisions of this Article V.

SECTION 7.	Indemnification of Employees and Agents of the Corporation.

The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article V with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

SECTION 8.	Nature of Rights.

The rights conferred upon Indemnitees in this Article V shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee, agent or trustee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article V that adversely affects any right of an Indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any action, suit or proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

SECTION 9.	Severability.

If any word, clause, provision or provisions of this Article V shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article V (including, without limitation, each portion of any section of this Article containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article V (including, without limitation, each such portion of any section of this Article V containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

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ARTICLE VI

General Provisions

SECTION 1. Registered Office. The registered office and registered agent of the Corporation will be as specified in the Articles of Incorporation of the Corporation.

SECTION 2. Other Offices. The Corporation may also have such offices, both within or without the State of Nevada, as the Board of Directors may from time to time determine or the business of the Corporation may require.

SECTION 3. Fiscal Year. The fiscal year of the Corporation shall be so determined by the Board of Directors.

SECTION 4. Voting Securities Owned by Corporation. Voting securities in any other corporation held by the Corporation shall be voted by the Chief Executive Officer, unless the Board of Directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

SECTION 5. Inspection of Books and Records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in the State of Nevada or at its principal place of business.

SECTION 6. Section Headings. Section headings in these bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

SECTION 7. Inconsistent Provisions. In the event that any provision of these bylaws is or becomes inconsistent with any provision of the Articles of Incorporation, the general corporation law of the State of Nevada or any other applicable law, the provision of these bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE VII

Amendments

These bylaws, may be adopted, amended or repealed, and new bylaws made, by the Board of Directors of the Corporation, but the stockholders of the Corporation may make additional bylaws and may alter and repeal any bylaws, whether adopted by them or otherwise, by affirmative vote of the holders of two-thirds of the outstanding shares of stock present in person or represented by proxy and entitled to vote.

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